Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

First Mercury Financial Corporation and Subsidiaries
29110 Inkster Road, Suite 100
Southfield, MI 48034

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated March 10, 2009, relating to the consolidated financial statements, schedules, and the effectiveness of First Mercury Financial Corporation and Subsidiaries’ internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Troy, Michigan

May 13, 2009